Exhibit 23.3

源泰律师事务所 YUAN TAI LAW OFFICES
中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

Date: January 2, 2025

Dear Sirs or Madams,

We, Yuan Tai Law Offices, consent to the reference to our firm in the Registration Statement of TIAN RUIXIANG Holdings Ltd (the “Company”) on Form F-1, which will be filed with the Securities and Exchange Commission (hereinafter the “SEC”) on January 2, 2025, in relation to the offering and resale of up to an aggregate of 11,494,445 Class A ordinary shares, par value USD0.025 per share of the Company (the “Registration Statement”).

We hereby consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun

Name: Shao Jun

Designation: Partner